EXHIBIT 11


                           IPI, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                              Three Months Ended       Six Months Ended
                                                                    May 31,                 May 31,
                                                              ------------------      ------------------
                                                               1999        1998        1999        1998
                                                               ----        ----        ----        ----
Net Income                                                    $  545      $  557      $  919      $  945

Weighted average number of issued shares
      outstanding                                              4,734       4,734       4,734       4,734

Shares used in computation of basic earnings per
      common stock                                             4,734       4,734       4,734       4,734
                                                              ======      ======      ======      ======

Dilutive effect of outstanding stock options and
      stock warrants after application of treasury stock
      method                                                       0          12           0          11
                                                              ------      ------      ------      ------

Common and common equivalent shares
      outstanding--diluted                                     4,734       4,746       4,734       4,745
                                                              ======      ======      ======      ======

Basic and diluted earnings per common share                   $  .11      $  .12      $  .19      $  .20
                                                              ======      ======      ======      ======


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